UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

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|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-12

                                CHAD THERAPEUTICS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                     [LOGO]
                                      CHAD
                                  THERAPEUTICS

August 4, 2003

                     Vote to Support Chad's Continued Growth

           Please Sign and Return the Board's WHITE Proxy Card Today!

Dear Fellow Chad Shareholder:

We are pleased to enclose our earnings release for the first quarter of fiscal 2004. Chad reported its best revenue performance in six years, as sales increased by 13% compared to the first quarter of fiscal 2003 to $5,669,000. Net income increased by 26% from the same quarter a year ago. The turnaround plan that we put into place several years ago is working.

As stated in our press release, we expect continued revenue growth in the current fiscal year, assuming no changes in the Medicare reimbursement structure. We believe that our strong sales, combined with our expense reduction program, will enable Chad to generate earnings in the range of $0.13 to $0.15 for the year.

At the same time, Chad's balance sheet remains strong, with $1,431,000 in cash and no debt at quarter's end.

                    Despite an overwhelming defeat last year,
                      dissident Monte McDowell has returned
                      to disrupt Chad's affairs once again

Our financial position would have been even stronger had we not been forced to incur approximately $165,000 in additional expenses as a result of last year's proxy contest waged by a dissident group. Unfortunately, one member of that group, Monte McDowell, has returned to force your Company to incur additional costs and disruption in another proxy contest at this year's annual meeting. McDowell is attempting to gain a board seat for himself and he has indicated that he may seek reimbursement from the Company for his own proxy fight expenses if he wins.

We urge you to reject this second attempt by McDowell to influence and disrupt Chad's affairs by signing and returning the Board's White proxy card today. McDowell has indicated he will be using a gold proxy card. Do not return any gold card or any other card you may receive from McDowell. Even a gold card marked "Withhold" in protest will revoke an earlier-dated "For" vote for your board. Only your latest dated proxy counts, so please make certain that your latest card is the Board's White proxy card.

              Support Chad's New Highly Qualified Director Nominee

                               Kathleen M. Fisher

In light of the retirement of director David Cutter, who chaired the Board's Audit Committee, the Nominating Committee conducted an extensive search and interview process in order to select the most highly qualified director available. We are delighted that Kathleen M. Fisher has agreed to be nominated to our Board and to serve as Chairperson of the Audit Committee.

Kathy's excellent credentials and strong relationships in the financial community will be beneficial to Chad, its Board and its shareholders. She is the Executive Vice President and Chief Financial Officer of SonicWALL, Inc., a publicly held internet security system manufacturer. Kathy has also served as the Chief Financial Officer of several other publicly held technology companies, including QAD, Inc., Adept Technology, and Borland Software Corporation.

Significantly, Kathy's experience and credentials make her exceptionally well-qualified to chair the Audit Committee. Under the Sarbanes Oxley Act of 2002 and related rules of the SEC and the American Stock Exchange, the Company is required to have on its Audit committee a person meeting the definition of "financial expert." Kathy clearly fills this bill.

You can vote for Kathy Fisher as well as two of our independent directors who are up for election this year only on Chad's White proxy card. To ensure that all three of our nominees are elected to the Board, please sign and return only the Board's WHITE proxy card.

                            A QUESTION OF CREDIBILITY

Last year, McDowell was a member of the so-called Committee to Restore Chad Shareholder Value. In its proxy contest the Committee received favorable votes from a miniscule three tenths of one percent of the outstanding shares (only approximately 30,000 out of over 10 million outstanding) apart from its own shareholdings. Despite this resounding defeat, McDowell is back, claiming that his Committee was overwhelmingly rejected by our shareholders because it decided to solicit proxies too close to the annual meeting date. We believe that this incredible excuse is an insult to the intelligence of our shareholders.

The fact is that the Committee filed its definitive proxy statement twelve days before last year's meeting and had retained a professional proxy solicitation firm to assist it in soliciting shareholder votes. Furthermore, McDowell's group had sent out its original letter nearly a month before the meeting, so it had communicated with our holders even before its proxy mailing. We believe that the overwhelming vote in favor of management clearly demonstrated that our shareholders understood that McDowell and his fellow dissidents would be a negative influence and have an adverse impact on the performance of the Company.

                 We believe that McDowell's entire solicitation
                     - including his complaints about Chad -
                                lacks credibility

For example, McDowell complains about "almost $150,000" of bonuses being paid in fiscal 2003. In fact, as any shareholder could have determined by reading Chad's proxy statement, the total amount of bonuses actually paid was $116,000, which included $49,000 for our VP of Sales and Marketing as an incentive package based on sales generated-- a standard form of compensation in our industry and many others. We believe the remaining $67,000 in bonuses paid to five company senior officers is hardly outrageous in a year of improved operating results, and in fact is significantly less than the aggregate pay cuts of $146,880 voluntarily taken by two of our senior officers in 2001 and 2002 when Chad was beginning its turnaround.

Many of McDowell's other complaints that appear in his preliminary proxy materials distort the real situation at Chad and show an alarming lack of familiarity with our business.

He claims that we outsource "most" of our product development and that our products have higher capital costs than our competitors. That is simply wrong. In fact most of our conserver product development is performed internally, not outsourced. Furthermore our costs are not higher than our competitors. Indeed, we believe that we are able to price our TOTAL 02 Delivery System(R) at a lower cost than our only competitor, which is one of the largest concentrator manufacturers in the world.

Additionally, our strategy is not to have the lowest priced product on the market - our conservers are known for their quality, reliability and cost-effectiveness. We are price-competitive and have regained sufficient market share in the past two years to restore Chad's historical position as a market leader. What is McDowell's problem with that?

                          Don't Be Misled by McDowell -
              Chad's Operating Performance Has Continued To Improve

In order to bolster his own nomination, McDowell is trying to create the impression that Chad does not have an effective operating plan. Don't be misled. Our operating results have continued to improve. On an apples-to-apples basis, factoring out a non-cash charge of $934,000 in fiscal 2003 related to the write-off of an intangible license fee and a tax benefit in fiscal 2002 of $995,000, our pro forma net earnings increased to $0.05 per diluted share for fiscal 2003 from $0.02 per diluted share for fiscal 2002. These results were achieved despite the enormous distraction and $165,000 expense (or more than $0.01 per diluted share) of McDowell's proxy contest last year.

                                                                Twelve Months Ended
                                                                    March  31,
                                                               2003            2002
                                                          -------------   -------------
   Reconciliation to GAAP Earnings
GAAP net earnings (loss)                                  $    (433,000)  $   1,157,000
  Non-cash charge for intangible license fee write-off          934,000              --
  Income tax (benefit)                                               --        (995,000)
                                                          -------------   -------------
Pro forma net earnings
    before non-cash charges and income tax benefits             501,000         162,000

   Reconciliation to Diluted Earnings Per Share:
GAAP net earnings (loss) per share                                (0.04)           0.11
  Non-cash charge for intangible license fee write-off             0.09              --
  Income tax (benefit)                                               --           (0.09)
                                                          -------------   -------------
Pro forma diluted earnings per share
    before non-cash charges and income tax benefits       $        0.05   $        0.02

This earnings increase was meaningful in itself. More important, it set the stage for more dramatic improvements thus far in fiscal 2004, with significant gains in market share both domestically and internationally as we continue to expand our product line and offer one of the widest arrays of conserver choices available on the market today.

                 Is McDowell really aligned with your interests?

McDowell's preliminary proxy statement would have you believe that his "significant" equity interest in Chad aligns him with the interests of our shareholders. That is this year's version of his story. In last year's proxy contest, one of the nominees he was urging you to support owned no shares in the Company and one of his fellow Committee members owned no shares as well. At the same time McDowell himself owned only 10,000 shares that he had purchased for a total of $8,400.

Do you really believe he is a changed man just because he bought more shares?

In last year's proxy fight, McDowell had aligned himself with another dissident shareholder who a few months earlier had been found liable by a civil jury in federal court for committing fraud and breach of fiduciary duty in connection with his dealings with certain limited partnerships (unrelated to Chad). That dissident had also launched a mini-tender offer in an attempt to buy 120,000 Chad shares from other Chad holders at below-market prices. If McDowell could align himself with this individual, do you really believe he is now aligned with your best interests?

You should be aware that McDowell has been engaged in litigation with one of our leading customers who provides us with orders totaling millions of dollars per year. We are deeply concerned that if McDowell gains a seat on your Board, his adversarial position could potentially endanger our relationship with this customer.

                          McDowell's Disruptive Tactics

After his failed proxy contest last September, McDowell had all year to engage in dialogue with us about any ideas he may have had for enhancing shareholder value. Did he?-Absolutely not! The first time he spoke to us was in June when he requested to meet with the Nominating Committee. This late request came after Chad had already spent nine months considering and interviewing candidates for the open seat on the Board.

Despite the fact that we agreed to accommodate his late request and invited him to meet with the Nominating Committee, McDowell did not even meet with the Committee in person - he spoke to the Committee by phone while he was on vacation in the Bahamas. During the interview, Mr. McDowell threatened us with another proxy contest if we declined to nominate him that, according to him, would cost your Company $250,000.

Furthermore, when the board raised questions about certain inaccuracies in his nominee's questionnaire that had been returned to us, he told us that he wasn't sure that he had even reviewed the completed questionnaire. We later found out that his questionnaire had been completed not by McDowell himself, but by another member of his dissident group, Kevan Acord.

This type of attitude has absolutely no place in good corporate governance. If Mr. McDowell doesn't have the time or interest to meet with the Nominating Committee or to ensure that the Committee is provided with accurate information, how much attention will he provide to Chad's affairs as a director? It was clear to your Nominating Committee that McDowell was attempting to bully his way on to the board, and didn't feel that he had to comply with the normal procedural safeguards and requirements of the nominating process.

McDowell was rejected as a director nominee, but we followed up with a letter to him offering to continue to meet to discuss any ideas he may have for Chad. He never responded. The next communication we received from him was a demand for a shareholder list and his hostile proxy statement filed with the SEC.

We don't believe that McDowell's campaign is about maximizing value. We believe his true goal is to bully his way on to the board, cause significant disruption and attempt to gain greater and greater influence over your Company. Consider the following language that appears in McDowell's own preliminary proxy statement:

      "In the event that the Nominee is elected, the Nominee's minority representation could potentially have an adverse effect on the effectiveness of the Chad Board.......it is possible that the minority representation could cause dissension among the Chad Board and a loss of collegiality among board members, leading to a less effective Board....."

                        Chad's Board and Management Team
                  Are Dedicated to Enhancing Shareholder Value

Our officers and directors share a single overriding goal: to enhance value for all Chad shareholders. This is the primary consideration in all of our policies, strategic plans, and day to day decisions in running the Company. In pursuing that goal, we have laid the groundwork for a bright future for our Company and its shareholders.

We continue to believe that Chad's improving performance will ultimately result in a substantially higher market price for our shareholders. To further that end, in the past year we retained Neil Berkman Associates, an investor relations firm, to enhance Chad's visibility in the investment community. We believe that as Chad's growth story continues to gain momentum in the marketplace, our shareholders will be rewarded for their patience.

We would like to thank all of our shareholders for their continued patience, consideration, and support.

            On Behalf of the Board of Directors


          /s/ Earl L Yager                        /s/ Thomas E. Jones

          Earl L Yager                            Thomas E. Jones
          President                               Chief Executive Officer

--------------------------------------------------------------------------------

Please sign and return the Board of Directors WHITE Proxy Card today. If you hold your shares in street-name, please return your WHITE proxy in the envelope provided by your brokerage firm or bank. Do not return any proxy card to McDowell, since it may revoke an earlier dated card sent to Chad. Remember: Only your latest dated proxy counts.

If you have any questions about the issues in this proxy contest, please call Earl Yager at Chad, 818-882-0883, ext. 223. For assistance in voting your shares, please contact our proxy solicitor, Morrow & Co., Inc., at 800-607-0088.

--------------------------------------------------------------------------------

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995

The foregoing statements regarding prospects for future earnings and revenues, future sales trends for the OXYMATIC 400 series and CYPRESS conservers and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the OXYMATIC 400 series and CYPRESS conservers, changes or proposed changes in health care reimbursement which affect home care providers and CHAD's ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the OXYMATIC 400 series and CYPRESS conservers and products under development will depend on their efficacy, reliability and the health care community's perception of the products' capabilities and benefits, the degree of acceptance the products achieve among home care providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this letter can be found in the Company's annual and quarterly reports filed with the Securities and Exchange Commission under the caption "Outlook: Issues and Risks."

--------------------------------------------------------------------------------

Please sign, date and return the enclosed Board of Directors WHITE proxy card today. If you have already returned a card to McDowell, you have every right to revoke your vote by signing and returning a later dated WHITE proxy card in the envelope provided. Only your latest dated proxy counts.

If you hold your shares in street-name, please return your WHITE proxy card in the envelope provided by your brokerage firm or bank.

To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics (818) 882-0883, ext. 223. For assistance in voting your WHITE proxy card, please call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088.

--------------------------------------------------------------------------------

[LOGO]                                                      21622 PLUMMER STREET
THERAPEUTICS                                                CHATSWORTH, CA 91311
THE AMBULATORY O2 SPECIALISTS!                           TOLL FREE: 800.432.8870
                                                             PHONE: 818.882.0883
                                                          MAIN FAX: 818.882.1809

                              FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                               INVESTOR CONTACT:
EARL L. YAGER                                            NEIL BERKMAN ASSOCIATES
PRESIDENT                                                       (310) 277 - 5162
WWW.CHADTHERAPEUTICS.COM                              INFO@BERKMANASSOCIATES.COM

                       CHAD Therapeutics Reports Improved
                       First Quarter Revenue and Earnings

      CHATSWORTH, California, July 28, 2003 . . . CHAD Therapeutics, Inc. (ASE:CTU), a producer and distributor of oxygen conserving devices and oxygen systems for pulmonary patients who need supplementary oxygen, today announced operating results for the first quarter of fiscal 2004.

      For the three months ended June 30, 2003, revenue increased 13% to $5,669,000 from $5,022,000 for the first quarter of fiscal 2003. Net earnings for the first quarter of fiscal 2004 increased 26% to $224,000, or $0.02 per diluted share, from $178,000, or $0.02 per diluted share, for the first quarter of fiscal 2003.

Operations Review

      "CHAD's best quarterly revenue performance in six years is clear evidence that our growth strategy is working," said Thomas E. Jones, Chief Executive Officer. "Revenue continued to be driven by domestic sales of oxygen conservers, which increased 21% over the same quarter last year. International revenue increased by 9% over the prior year's quarter, also primarily the result of higher conserver sales. We continue to gain market share in the domestic conserver market and have begun to expand our position internationally, which we attribute to the success of our strategy to offer the widest array of choices in conserver products. Our OXYMATIC(R) 400 Series electronic conservers and CYPRESS(TM) OXYPneumatic(R) conservers provide a cost-effective choice of solutions for homecare providers to satisfy individual patient requirements."

      Jones continued, "We are encouraged by the strong performance of our conserver line and continue to look for opportunities to expand these product offerings. We are developing additional models to fill specific requirements in both the domestic and international markets. In addition, we are making progress with development programs related to the technologies we licensed earlier this year from AirMatrix Technologies, Inc. and ACOBA, LLC. These technologies will help us expand our home oxygen product lines and potentially allow us to enter the high-growth sleep disorder market. It is especially encouraging to note that first quarter earnings rose despite a $60,000 increase in research and development expenses to support these important product development efforts.

      "The foundation of our strategic growth plan has been the restoration of CHAD's traditional leadership position in the conserver market. We expect to make continued progress in this area throughout the current fiscal year. We also are moving forward with the second element of our strategic plan, which involves CHAD's entry into related markets with significant growth potential."

                                     (more)

  CHAD, OXYMATIC, OXYMIZER, OXYLITE, AND TOTAL O2 ARE REGISTERED TRADEMARKS OF
                            CHAD THERAPEUTICS, INC.
                           ISO 9001 CERTIFIED COMPANY
                            WWW.CHADTHERAPEUTICS.COM

CHAD Therapeutics Reports First Quarter Results
July 25, 2003
Page Two

Outlook for Growth

      Jones added, "We believe the growth we are generating in the conserver market will provide the basis for continued positive revenue comparisons in fiscal 2004, assuming no changes in the Medicare reimbursement structure. In addition, certain selling, general and administrative expenses are expected to be reduced by approximately $500,000 during the balance of fiscal 2004. If current sales and expense trends continue, we currently expect CHAD to generate net earnings of between $1,300,000 and $1,500,000, or $0.13 to $0.15 per diluted share, for the fiscal year ending March 31, 2004." For fiscal 2003, CHAD reported a net loss of $433,000, or $0.04 per diluted share.

Operating Loss Carryforwards

      At June 30, 2003, the company had fully utilized its net operating loss carrybacks and had approximately $111,000 and $2,405,000 in Federal and California net operating loss carryforwards, respectively, available to offset future taxable income. In September of 2002, the State of California enacted legislation that suspended the utilization of net operating loss carryforwards during tax years starting in 2002 and 2003 effective retroactively to January 1, 2002. As a result, CHAD will be unable to use its California net operating loss carry forwards until the tax year beginning April 1, 2004.

About CHAD Therapeutics

      CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995.

      The foregoing statements regarding prospects for future earnings and revenues, future sales trends for the OXYMATIC 400 series and CYPRESS conservers and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the OXYMATIC 400 series and CYPRESS conservers, changes or proposed changes in health care reimbursement which affect home care providers and CHAD's ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the OXYMATIC 400 series and CYPRESS conservers and products under development will depend on their efficacy, reliability and the health care community's perception of the products' capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company's annual and quarterly reports filed with the Securities and Exchange Commission under the caption "Outlook: Issues and Risks."

                                (tables attached)
                                                                           #3362

                             CHAD THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended
                                                              June 30,
                                                    ----------------------------
                                                       2003              2002
                                                    -----------      -----------

Net sales                                           $ 5,669,000      $ 5,022,000
Cost of sales                                         3,151,000        2,882,000
                                                    -----------      -----------
           Gross profit                               2,518,000        2,140,000

Costs and expenses:
      Selling, general and administrative             1,965,000        1,700,000
      Research and development                          323,000          263,000
                                                    -----------      -----------
           Total costs and expenses                   2,288,000        1,963,000

Operating income                                        230,000          177,000

Interest income                                           5,000            4,000
                                                    -----------      -----------

Earnings before income taxes                            235,000          181,000

Income tax expense                                       11,000            3,000
                                                    -----------      -----------

           Net earnings                             $   224,000      $   178,000
                                                    ===========      ===========

Basic earnings per share                            $      0.02      $      0.02
                                                    ===========      ===========
Diluted earnings per share                          $      0.02      $      0.02
                                                    ===========      ===========

Weighted shares outstanding:
           Basic                                     10,076,000       10,068,000
                                                    ===========      ===========
           Diluted                                   10,254,000       10,429,000
                                                    ===========      ===========

                            CHAD THEREAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                                             June 30,         June 30,
                                                               2003             2002
                                                           ------------     ------------
                                Assets

Current assets:
     Cash                                                  $  1,431,000     $    549,000
     Accounts receivable, net                                 2,946,000        2,619,000
     Income taxes refundable                                      4,000          995,000
     Inventories, net                                         5,802,000        5,509,000
     Prepaid expenses                                           455,000          323,000
                                                           ------------     ------------

         Total current assets                                10,638,000        9,995,000

Property, plant and equipment, net                            1,158,000        1,548,000
Other assets                                                    735,000        1,184,000
                                                           ------------     ------------

         Total Assets                                      $ 12,531,000     $ 12,727,000
                                                           ============     ============

                Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                      $    801,000     $    815,000
     Accrued expenses                                         1,397,000        1,345,000
     Income taxes payable                                         9,000            7,000
                                                           ------------     ------------

         Total current liabilities                            2,207,000        2,167,000

Shareholders' equity:
     Common shares, no par value, authorized
       40,000,000 shares, 10,076,000 and
       10,059,000 issued and outstanding                     13,257,000       13,106,000
     Retained earnings (accumulated deficit)                 (2,933,000)      (2,546,000)
                                                           ------------     ------------

         Net shareholders' equity                            10,324,000       10,560,000
                                                           ------------     ------------

         Total Liabilities and Shareholders' Equity        $ 12,531,000     $ 12,727,000
                                                           ============     ============

                            CHAD THERAPEUTICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Thomas E. Jones and Earl L. Yager, and either of them, as Proxyholders, with the full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all the shares of voting capital stock of Chad Therapeutics, Inc. held of record by the undersigned at the close of business on July 14, 2003 (and in the case of item 1 to cumulate and allocate said votes for directors in his discretion), at the Annual Meeting of Shareholders to be held on September 9, 2003, and at any and all adjournment(s) thereof.

      The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSAL 2.

      In their discretion the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
     "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|
--------------------------------------------------------------------------------

1.    ELECTION OF DIRECTORS:

Nominees:

Philip Wolfstein
James M. Brophy
Kathleen M. Fisher

                FOR ALL
                NOMINEES                        WITHHELD

                  |_|                              |_|

For, except vote withheld from the following nominee(s):

________________________________________________________

2. Proposal to ratify the appointment of KPMG LLP as independent Certified Accountants and Auditors.

        FOR                     AGAINST                 ABSTAIN

        |_|                       |_|                     |_|

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

________________________________________________________________________________
Dated


________________________________________________________________________________
(Signature)


________________________________________________________________________________
(Signature)


________________________________________________________________________________
(Title)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.